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Exhibit 5.1

May 8, 2015

New Source Energy Partners L.P.

914 North Broadway, Suite 230

Oklahoma City, Oklahoma 73102

Ladies and Gentlemen:

We have acted as counsel for New Source Energy Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale by the Partnership of 1,760,000 11.00% Series A Cumulative Convertible Preferred Units (the “Firm Units”) representing preferred equity interests in the Partnership (the “Preferred Units”) at a price to the public of $25.00 per Preferred Unit and up to an additional 264,000 Preferred Units pursuant to the Underwriters’ (as defined below) option to purchase additional Preferred Units (together with the Firm Units, the “Units”) pursuant to that certain Underwriting Agreement dated May 5, 2015 (the “Underwriting Agreement”) by and among the Partnership and New Source Energy GP, LLC, a Delaware limited liability company (the “General Partner”) and the several underwriters named therein (the “Underwriters”).

In connection with the rendering of the opinions hereinafter set forth, we have examined (i) the Second Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”); (ii) the Registration Statement on Form S-3 (Registration No. 333-195129) with respect to the Units being sold by the Partnership (the “Registration Statement”); (iii) the prospectus included in the Registration Statement dated April 21, 2014 (the “Base Prospectus”); (iv) the prospectus supplement to said prospectus dated May 5, 2015 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”); (v) resolutions of the Board of Directors of the General Partner and the pricing committee thereof; and (vi) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents, (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will be effective, and all Units will be sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and the applicable Prospectus.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Units, when issued, will be validly issued, fully paid and non-assessable, except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) and as described in the Prospectus.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 United States of America Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

May 8, 2015   Page 2

The foregoing opinion is limited to the Delaware LP Act (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the use of our name in the Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.